Exhibit 10.3

Execution Copy

THIS SECURITY AGREEMENT (THIS "SECURITY AGREEMENT") IS SUBJECT TO THE SUBORDINATION AGREEMENT DATED AUGUST 29, 2013, BY AND AMONG THE DEBTOR AND THE SECURED PARTY AND GREGGORY S. HAUGEN (AS THE SAME MAY BE AMENDED, MODIFIED, AND RESTATED FROM TIME TO TIME, THE "SUBORDINATION AGREEMENT"). ANY ASSIGNMENT OF THIS SECURITY AGREEMENT SHALL BE SUBJECT TO THE SUBORDINATION AGREEMENT. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS SECURITY AGREEMENT AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL CONTROL.

SECURITY AGREEMENT

This Security Agreement (“Agreement”), dated as of August 29, 2013, is made by and among Location Based Technologies, Inc., a Nevada corporation (the “Debtor”) and David Meyers, a resident of Nevada (the “Secured Party”).

Pursuant to the terms of a Promissory Note (the “Note”) between Debtor and Secured Party in the amount of Five Hundred Thousand Dollars ($500,000) dated August 29, 2013, the Secured. As a condition to extending financial accommodations to the Debtor, the Secured Party has required the execution and delivery of this Security Agreement by the Debtor.

ACCORDINGLY, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.     Definitions. All terms defined in the recitals hereto that are not otherwise defined herein shall have the meanings given them in the recitals. All terms defined in the UCC and not otherwise defined herein shall have the meanings given to them in the UCC, provided that to the extent any term is defined in more than one Article or Division of the UCC, the definition of such term contained in Article or Division 9 shall govern. In addition, the following terms have the meanings set forth below or in the referenced Sections of this Agreement:

“Accounts” means all of the Debtor’s accounts, as such term is defined in the UCC, including each and every right of the Debtor to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Debtor or by some other person who subsequently transfers such person’s interest to the Debtor, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which the Debtor may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including, but not limited to, all present and future accounts, contract rights, loans and obligations receivable, credit card receivables, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Collateral” means all of the Debtor’s Accounts, commercial tort claims, chattel paper, financial assets, contract rights or rights to payment of money, letter of credit rights, securities, leases, license agreements, franchise agreements, deposit accounts, documents, Intellectual Property, Equipment, General Intangibles, goods, instruments, and Inventory, together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) any money or other assets of the Debtor that now or hereafter come into the possession, custody, or control of any of the Secured Party; (vi) all supporting obligations; (vii) all books and records related to the foregoing; and (viii) proceeds and products of any and all of the foregoing, including insurance proceeds, all whether now owned or hereafter acquired and wherever located.

“Equipment” means all of the Debtor’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including, but not limited to, all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, and supplies.

“Event of Default” has the meaning given in Section 6.

“General Intangibles” means all of the Debtor’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future payment intangibles, customer or supplier lists and contracts, contract rights which are assignable to the Secured Party, manuals, operating instructions, permits, franchises, internet domain names, the right to use the Debtor’s name, the goodwill of the Debtor’s business and the Debtor’s Intellectual Property.

“Intellectual Property” means all of the Debtor’s past, present and future (i) trade secrets and other proprietary information; (ii) trademarks, service marks, business names, Internet domain names, designs, logos, trade dress, slogans, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (iii) copyrights (including copyrights for the Debtor’s computer programs and software) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; (iv) unpatented inventions (whether or not patentable), patent applications (including the entire right, title and interest in and to said invention, said application and the issued letter patent that may or shall issue), patents, industrial designs, industrial design applications and registered industrial designs; (v) license agreements related to any of the foregoing and income therefrom; (vi) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; (vii) the right to sue for all past, present and future infringements of any of the foregoing; and (viii) all common law and other rights throughout the world in and to all of the foregoing.

“Inventory” means all of the Debtor’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Obligations” means each and every debt, liability and obligation of every type and description that the Debtor may now or at any time hereafter owe to the Secured Party, including but not limited to the Reimbursement Obligation, under any promissory notes given by Debtor to Secured Party, and any amounts due hereunder, whether such debt, liability or obligation now exists or is hereafter created or incurred and whether it is or may be direct or indirect, due or to become due, or absolute or contingent.

“Permitted Liens” means (i) the Security Interest, (ii) covenants, restrictions, rights, easements and minor irregularities in title that do not materially interfere with the Debtor’s business or operations as presently conducted and (iii) Liens in existence on the date hereof and described on Exhibit A.

“Security Interest” has the meaning given in Section 2.

“Subordination Agreement” means that certain Subordination Agreement of even date herewith among the Secured Party and the Bank, which sets forth the respective rights of the Secured Party and the Bank to collateral securing the Debtor’s obligations to each of them and certain obligations of the Debtor to Secured Party.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California.

2.     Security Interest.

(a)     The Debtor hereby grants the Secured Party a security interest (the “Security Interest”) in the Collateral to secure payment of the Obligations.

(b)     The Security Interest granted herein and the rights of the Secured Party to the Collateral are subject to the terms of the Subordination Agreement

3.     Representations, Warranties and Agreements. The Debtor hereby represents, warrants and agrees as follows:

(a)     Title. The Debtor (i) has absolute title to each item of Collateral in existence on the date hereof, free and clear of all Liens except the Permitted Liens, (ii) will have, at the time the Debtor acquires any rights in the Collateral hereafter arising, absolute title to, or valid leasehold interests in, each such item of the Collateral, free and clear of all Liens except the Permitted Liens, (iii) will keep all of the Collateral free and clear of all Liens except the Permitted Liens, and (iv) will defend the Collateral against all claims or demands of all persons other than the Secured Party. The Debtor will not sell or otherwise dispose of the Collateral or any interest therein, outside the ordinary course of business, without the prior written consent of the Secured Party, or as permitted by the Subordination Agreement.

(b)     Chief Executive Office; Identification Number. The Debtor’s chief executive office and principal place of business is located at the address set forth under its signature below. The Debtor’s federal employer identification number and organizational identification number is correctly set forth under its signature below.

(c)     Location of the Collateral. The Debtor will not permit any tangible Collateral to be located in any state (and, if county filing is required, in any county) in which a financing statement covering such Collateral is required to be, but has not in fact been, filed in order to perfect the Security Interest.

(d)     Changes in Name, Constituent Documents, Location. The Debtor will promptly notify the Secured Party of any change to its name, certificate of incorporation or jurisdiction of incorporation. The Debtor will not change its business address without giving prior written notice to the Secured Party.

(e)     Fixtures. The Debtor will not permit any tangible Collateral not already so affixed to become part of or to be affixed to any real property without first assuring to the reasonable satisfaction of the Secured Party that the Security Interest will be prior and senior to any Lien then held or thereafter acquired by any mortgagee of such real property or the owner or purchaser of any interest therein.

(f)     Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing the Collateral is (or will be when arising, issued or assigned to the Secured Party) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim (other than those arising in the ordinary course of business), of the account debtor or other obligor named therein or in the Debtor’s records pertaining thereto as being obligated to pay such obligation. The Debtor will neither agree to any material modification or amendment nor agree to any forbearance, release or cancellation of any such obligation, and will not subordinate any such right to payment to claims of other creditors of such account debtor or other obligor.

(g)     Commercial Tort Claims. Promptly upon knowledge thereof, the Debtor will deliver to the Secured Party notice of any commercial tort claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of the Debtor’s damages, copies of any complaint or demand letter submitted by the Debtor, and such other information as the Secured Party may reasonably request.

(h)     Miscellaneous Covenants. The Debtor will:

(i)     keep all tangible Collateral in good repair, working order and condition, normal depreciation excepted, and will, from time to time, replace any worn, broken or defective parts thereof;

(ii)     promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest;

(iii)     at all reasonable times, permit the Secured Party or his representatives to examine or inspect any Collateral, wherever located, and to examine, inspect and copy the Debtor’s books and records pertaining to the Collateral and its business and financial condition and to send and discuss with account debtors and other obligors requests for verifications of amounts owed to the Debtor;

(iv)     keep accurate and complete records pertaining to the Collateral and pertaining to the Debtor’s business and financial condition and submit to the Secured Party such periodic reports concerning the Collateral and the Debtor’s business and financial condition as the Secured Party may from time to time reasonably request;

(v)     promptly notify the Secured Party of any material loss of or material damage to any Collateral, any material adverse change known to the Debtor pertaining to the prospect of payment of any sums due on or under any instrument, chattel paper, or account constituting the Collateral, or any material adverse change known to the Debtor pertaining to Debtor’s ownership of the Collateral;

(vi)     if the Secured Party at any time so requests (after the occurrence and during the continuation of an Event of Default), promptly deliver to the Secured Party any instrument, document or chattel paper constituting the Collateral, duly endorsed or assigned by the Debtor;

(vii)     at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (in case of the Collateral consisting of motor vehicles) and such other risks and in such amounts as the Secured Party may reasonably request, with any such policies containing a lender loss payable endorsement acceptable to the Secured Party;

(viii)     from time to time execute and deliver, as applicable, such documents and agreements as the Secured Party may reasonably require in order to perfect the Security Interest (including, without limitation, any filings with the United States Patent and Trademark Office, Copyright or other Intellectual Property filings and any filings of financing or continuation statements under the UCC) in order to create, preserve, upgrade in rank (to the extent required hereby), perfect, confirm or validate the Security Interest or to enable the Secured Party to obtain the full benefits of this Agreement, or to enable the Secured Party to exercise and enforce any of its rights, powers and remedies hereunder with respect to any of the Collateral and, if any Collateral consists of a motor vehicle or any other titled property, execute such documents as may be required to have the Security Interest properly noted on a certificate of title;

(ix)     pay when due or reimburse the Secured Party on demand for all costs of collection of any of the Obligations and all other out-of-pocket expenses (including, in each case, all reasonable attorneys’ fees) incurred by the Secured Party in connection with the creation, perfection, satisfaction, protection, defense or enforcement of the Security Interest or the creation, continuance, protection, defense or enforcement of this Agreement, or any or all of the Obligations, including expenses incurred in any litigation or bankruptcy or insolvency proceedings;

(x)     not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state or local law, statute or ordinance;

(i)     The Secured Party’s Right to Take Action. The Debtor authorizes the Secured Party to file from time to time where permitted by law, such financing statements against the Collateral described as “all of the Debtor’s personal property” as the Secured Party deems necessary or useful to perfect the Security Interest. The Debtor will not amend any financing statements in favor of the Secured Party, except as permitted by law. Further, if the Debtor at any time fails to perform or observe any agreement contained in Section 3(h), and if such failure continues for a period of ten (10) days after the Secured Party give the Debtor written notice thereof (or, in the case of the agreements contained in clauses (vii) and (viii) of Section 3(h), immediately upon the occurrence of such failure, without notice or lapse of time), the Secured Party may (but need not) perform or observe such agreement on behalf and in the name, place and stead of the Debtor (or, at the Secured Party’s option, in the Secured Party’s own name) and may (but need not) take any and all other actions which the Secured Party may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens, or encumbrances, the performance of obligations under contracts or agreements with account debtors or other obligors, the procurement and maintenance of insurance, the endorsement of instruments, and the procurement of repairs or transportation); and, except to the extent that the effect of such payment would be to render any loan or forbearance of money usurious or otherwise illegal under any applicable law, the Debtor shall thereupon pay the Secured Party on demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys’ fees) incurred by the Secured Party in connection with or as a result of the Secured Party’s performance or observation of such agreements or any actions taken thereunder, together with interest thereon from the date expended or incurred by the Secured Party at the highest rate then applicable to any of the Obligations. To facilitate the performance or observance by the Secured Party of such agreements of the Debtor, the Debtor hereby irrevocably appoints (which appointment is coupled with an interest) the Secured Party, or his delegate, as the attorney-in-fact of the Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of the Debtor, any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Debtor under this Section 3 and Section 4. The Debtor shall pay the costs of, or incidental to, any recording or filing of any financing statements, financing statement amendments or continuation statements concerning the Collateral.

4.     Rights of the Secured Party.

(a)     Account Verification. At any time and from time to time, whether before or after an Event of Default, the Secured Party may send or require the Debtor to send requests for verification of Accounts to account debtors and other obligors. The Secured Party may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

(b)     Direct Collection. At any time after the occurrence and during the continuation of an Event of Default, subject to the terms of the Subordination Agreement, the Secured Party may notify any account debtor, or any other person obligated to pay any amount due, that such chattel paper, Account, or other right to payment has been assigned or transferred to the Secured Party for security and shall be paid directly to the Secured Party. At any time after the Secured Party or the Debtor gives such notice to an account debtor or other obligor, the Secured Party may (but need not), in his own name or in the Debtor’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such chattel paper, Account, or other right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.

5.     Assignment of Insurance. Subject to the terms of the Subordination Agreement, the Debtor hereby assigns to the Secured Party, as additional security for the payment of the Obligations, any and all moneys (including, but not limited to, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Debtor under or with respect to any and all policies of insurance covering the Collateral, and the Debtor hereby agrees to direct the issuer of any such policy to pay any such moneys directly to the Secured Party. After the occurrence and during the continuation of an Event of Default, the Secured Party may (but need not), in his own name or in the Debtor’s name, execute and deliver proofs of claim, receive all such moneys, endorse checks and other instruments representing payment of such moneys, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

6.     Events of Default. Each of the following occurrences shall constitute an event of default under this Agreement (herein called an “Event of Default”): (i) an event of default occurring under the Debtors Permitted Liens or (ii) the Debtor shall fail to pay any or all of the Obligations when due, or (if payable on demand) on demand; or (iii) the Debtor shall fail to observe or perform any covenant or agreement contained in this Agreement.

7.     Remedies upon an Event of Default. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of an Event of Default, the Secured Party may exercise any one or more of the following rights and remedies: (i) declare all unmatured Obligations to be immediately due and payable, and the same shall thereupon be immediately due and payable, without presentment or other notice or demand; (ii) exercise and enforce any or all rights and remedies available upon default to a secured party under the UCC, including, but not limited to, the right to take possession of any Collateral, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Debtor hereby expressly waives), and the right to sell, lease or otherwise dispose of any or all of the Collateral, and in connection therewith, the Secured Party may require the Debtor to make the Collateral available to the Secured Party at a place to be designated by the Secured Party which is reasonably convenient to such parties, and if notice to the Debtor of any intended disposition of the Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 9) at least ten (10) days prior to the date of intended disposition or other action; and (iii) exercise or enforce any or all other rights or remedies available to the Secured Party by law or agreement against the Collateral, against the Debtor or against any other person or property.

8.     Other Personal Property. Unless at the time the Secured Party takes possession of any tangible Collateral, or within seven (7) days thereafter, the Debtor gives written notice to the Secured Party of the existence of any goods, papers or other property of the Debtor, not affixed to or constituting a part of such Collateral, but which are located or found upon or within such Collateral and describes such property, the Secured Party shall not be responsible or liable to the Debtor for any action taken or omitted by or on behalf of the Secured Party with respect to such property.

9.     Notices; Requests for Accounting. All notices and other communications hereunder shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, or (c) sent by overnight courier of national reputation in each case addressed to the party to whom notice is being given at its address as set forth below its signature or, as to each party, at such other address as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (i) the date received if personally delivered, (ii) when deposited in the mail if delivered by mail, or (iii) the date sent if sent by overnight courier. All requests under Section 9-210 of the UCC (i) shall be made in a writing signed by an authorized person, (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Secured Party, and (iv) shall otherwise comply with the requirements of Section 9-210 of the UCC. The Debtor requests that the Secured Party respond to all such requests which on their face appear to come from an authorized individual and releases the Secured Party from any liability for so responding. The Debtor shall pay the Secured Party the maximum amount allowed by law for responding to such requests.

10.     Miscellaneous. This Agreement has been duly and validly authorized by all necessary corporate action. This Agreement does not contemplate a sale of accounts, or chattel paper. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Secured Party, and, in the case of amendment or modification, in a writing also signed by the Debtor. A waiver signed by the Secured Party shall be effective only in the specific instance and for the specific purpose given. The mere delay or failure to act shall not preclude the exercise or enforcement of any of the Secured Party’s rights or remedies. All rights and remedies of the Secured Party shall be cumulative and may be exercised singularly or concurrently, at the Secured Party’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. The Secured Party’s duty of care with respect to the Collateral in his possession (as imposed by law) shall be deemed fulfilled if the Secured Party exercises reasonable care in physically safekeeping such Collateral or, in the case of any Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Secured Party need not otherwise preserve, protect, insure or care for any Collateral. The Secured Party shall not be obligated to preserve any rights the Debtor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application. This Agreement shall be binding upon and inure to the benefit of the Debtor and the Secured Party and their respective successors and assigns and shall take effect when signed by the Debtor and delivered to the Secured Party, and the Debtor waives notice of the Secured Party’s acceptance hereof. This Agreement is subject to the terms of the Subordination Agreement and, so long as the Subordination Agreement is in effect, the Subordination Agreement shall control in the event of a conflict between it and this Agreement. The Secured Party may execute this Agreement if appropriate for the purpose of filing, but the failure of the Secured Party to execute this Agreement shall not affect or impair the validity or effectiveness of this Agreement. An electronic, photographic or other reproduction of this Agreement signed by the Debtor shall have the same force and effect as the original for all purposes. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of California. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in California in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Secured Party or the Debtor in connection with this Agreement or the Secured Notes may be venued in either the state or federal courts located in Orange County, California; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE DEBTOR:

LOCATION BASED TECHNOLOGIES, INC.

By: ______________________________

Name: ____________________________

Its: ______________________________

Address:       49 Discovery Ste. 260

Irvine, California 92618

Attn: David Morse

Employer identification number: 23-4854758

Organizational identification number: E0306182006-9

THE SECURED PARTY:	DAVID MEYERS ______________________________

EXHIBIT A

PERMITTED LIENS

1.	A lien in favor of Silicon Valley Bank in the amount of One Million Dollars ($1,000,000) secured by all of the assets of the Company except for Registered US Patent Number: 7598855.

2.	A lien in favor of Greggory Haugen in the amount of One Million Dollars ($1,000,000) secured by all of the assets of the Company except for Registered US Patent Number: 7598855

3.	A lien in favor of Greggory Haugen in the amount of Seven Hundred Thousand Dollars ($900,000)

4.	A lien in favor of Bridge Group, LLC in the amount of One Million Dollars ($1,000,000) secured only by Registered US Patent Number: 7598855

11